Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258868

PROSPECTUS SUPPLEMENT

Joby Aviation, Inc.

511,219,042 Shares of Common Stock

11,533,333 Warrants to Purchase Shares of Common Stock and

28,783,333 Shares of Common Stock Underlying Warrants

This prospectus supplement supplements and updates the prospectus dated September 2, 2021, relating to the resale of up to (i) 511,219,042 shares of our common stock, (ii) 11,533,333 of our outstanding warrants to purchase shares of common stock and (iii) 28,783,333 shares of common stock upon the exercise of outstanding warrants by the selling securityholders named in the prospectus (including their pledgees, donees, transferees or other successors-in-interest) (the “Prospectus”).

This prospectus supplement incorporates into the Prospectus the information (other than information that is furnished and not deemed filed) contained in our attached:

•	Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on October 25, 2021

Our common stock and warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “JOBY” and “JOBY WS,” respectively. On October 22, 2021, the closing sale price of our common stock as reported on the NYSE was $8.99 per share and the closing price of our warrants was $1.94 per warrant.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for our filings with the Securities and Exchange Commission.

Our business and investment in our common stock and warrants involve significant risks. These risks are described in the section titled “Risk Factors” in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 25, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2021

Joby Aviation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39524	98-1548118
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2155 Delaware Avenue, Suite #225 Santa Cruz, California		95060
(Address of principal executive offices)		(Zip Code)

(831) 426-3733

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	JOBY	New York Stock Exchange
Warrants to purchase common stock	JOBY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02 Unregistered Sales of Equity Securities

On October 25, 2021, Joby Aviation, Inc. a Delaware corporation (the “Company”) consummated the Joby Holdings Share Issuances (as defined below). The disclosure under Item 8.01 of this Report relating to the Joby Holdings Share Issuances is incorporated into this Item 3.02 by reference.

The Company issued the foregoing securities under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with the Company’s transfer agent). The parties also had adequate access, through business or other relationships, to information about the Company.

Item 8.01 Other Events.

On October 25, 2021, the Company completed the transactions contemplated by the Reorganization Agreement dated as of October 25, 2021 (the “Reorganization Agreement”), by and among the Company, Joby Holdings, Inc., a Delaware corporation (“Joby Holdings”) and JA Holdings Acquisition Corp., a wholly owned subsidiary of the Company (“Holdings Merger Sub”) pursuant to which the (a) Holdings Merger Sub merged with and into Joby Holdings, and the separate corporate existence of Holdings Merger Sub ceased and Joby Holdings survived as a wholly owned subsidiary of the Company (the “First Merger”), and (b) immediately following the First Merger, Joby Holdings was merged with and into the Company, following which the separate corporate existence of Joby Holdings ceased and the Company continued as the surviving corporation (the “Second Merger” and, together with the First Merger, the “Joby Holdings Reorganization”).

Upon consummation of the Joby Holdings Reorganization, (a) each share of capital stock of Joby Holdings that was issued and outstanding immediately prior to the effective time of the First Merger (other than any Dissenting Shares, as defined in Reorganization Agreement) was cancelled and converted into a right to receive such a number of shares of common stock of the Company as set forth in the Reorganization Agreement (the “Joby Holdings Share Issuances”), and (b) immediately following the effective time of the Second Merger, each share of common stock of the Company held by Joby Holdings immediately prior to the Second Merger was cancelled and retired by the Company. As a result, an aggregate of 98,802,553 shares of the Company’s common stock held by Joby Holdings were cancelled and retired, and an aggregate of 98,357,200 shares of the Company’s common stock were issued to the prior stockholders of Joby Holdings. Accordingly, the completion of the Joby Holdings Reorganization, did not result in any increase in the number of outstanding shares of the Company’s common stock.

A press release describing the Joby Holdings Reorganization is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated as of October 25, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Joby Aviation, Inc.

Date: October 25, 2021	By:	/s/ Matthew Field
	Name:	Matthew Field
	Title:	Chief Financial Officer

Exhibit 99.1

JOBY AVIATION SIMPLIFIES CORPORATE STRUCTURE

•	Joby Holdings, Inc., current stockholder of Joby Aviation, Inc., is merged with and into Joby Aviation, Inc. resulting in simplified corporate structure

•	Transaction has no dilutive effect to existing stockholders

Santa Cruz, Calif., October 25, 2021 – Joby Aviation, Inc. (NYSE:JOBY) (“Joby” or “the Company”), a California-based company developing all-electric aircraft for commercial passenger service, today confirmed the simplification of Joby’s corporate structure.

Joby Holdings, Inc. (“Joby Holdings”), a Delaware corporation, a former stockholder of Joby and holding company through which employees of Joby indirectly held interests in Joby stock, was merged with and into Joby earlier today. As a result of this action, stockholders of Joby Holdings were directly issued a corresponding number of shares in Joby Aviation, Inc. Simultaneously, all shares of Joby which were held by Joby Holdings were cancelled, resulting in no dilution to holders of Joby stock. None of these changes result in a change in the directors, executive officers, management or business of Joby.

Immediately prior to this change, Joby Holdings held approximately 16% of the total outstanding shares of Joby.

Joby will be filing a Form S-1 with the Securities and Exchange Commissions (“SEC”) to register the shares issued as part of the actions described above.

About Joby

Joby Aviation, Inc. (NYSE:JOBY) is a California-based company developing an all-electric vertical take-off and landing aircraft which it intends to operate as part of a fast, quiet, and convenient air taxi service beginning in 2024. The aircraft, which has a maximum range of 150 miles on a single charge, can transport a pilot and four passengers at speeds of up to 200 mph. It is designed to help reduce urban congestion and accelerate the shift to sustainable modes of transit. Founded in 2009, Joby employs more than 800 people, with offices in Santa Cruz, San Carlos, and Marina, California, as well as Washington D.C. and Munich, Germany. To learn more, visit www.jobyaviation.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development of Joby’s aircraft and financial and market outlook. Forward-looking statements give Joby’s current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including: Joby’s limited operating history and history of losses;

its ability to launch its aerial ridesharing service and the growth of the urban air mobility market generally; Joby’s plans to operate a commercial passenger service beginning in 2024; the competitive environment in which it operates; its future capital needs; its ability to adequately protect and enforce its intellectual property rights; its ability to effectively respond to evolving regulations and standards relating to its aircraft; its reliance on a third-party suppliers and service partners; uncertainties related to Joby’s estimates of the size of the market for its aircraft and future revenue opportunities; and other important factors discussed in the Company’s final prospectus and definitive proxy statement, dated April 2, 2021, filed with the Securities and Exchange Commission (the “SEC”), as updated by the factors disclosed in the section titled “Risk Factors” in its Current Report on Form 8-K filed with the SEC on August 16, 2021, and in other reports the Company files with or furnishes to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this press release. While Joby may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change.

Contacts:

Investors:

investors@jobyaviation.com

+1-831-201-6006

Media:

press@jobyaviation.com